Exhibit 99.1

October 4, 2018

Western Uranium Corporation Announces Completion of Name Change to Western Uranium & Vanadium Corp.

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce that it has completed its name change to Western Uranium & Vanadium Corp. (the “New Name”). The name change was previously announced in a press release issued by the Company on September 27, 2018. The change to the New Name was implemented by the board after having obtained shareholders’ approval at the Company’s Annual General and Special Meeting held in New York City on June 29, 2018.

The Company begins trading on the CSE and OTCQX under the New Name effective today October 4, 2018. The trading symbols for the common shares of the Company remain the same: “WUC” (CSE) and “WSTRF” (OTCQX). As a result of this change of Western’s corporate name, the Company’s filings on SEDAR and SEC EDGAR will be found under the New Name. The Company will transition its internet domain and website from www.western-uranium.com to www.westernuv.com.

Mr. George Glasier, President and CEO of Western, commented as follows: “We are very excited to officially launch our new name “Western Uranium & Vanadium Corp.”. This name change is reflective of Western’s significant vanadium resource holdings and the business opportunities derived from the increased global demand for vanadium in high-strength steel and vanadium flow battery applications.”

About Western Uranium & Vanadium Corp. (formerly known as Western Uranium Corporation)

Western Uranium & Vanadium Corp. is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com